UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
July 20 , 2005

ESCHELON TELECOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50706	41-1843131
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

730 Second Avenue

Minneapolis, MN  55402

(Address of principal executive offices)

Registrant’s telephone number, including area code:
(612) 376-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

We filed Amendment No. 3 to Registration Statement on Form S-1 today, which disclosed the following information about our results of operations for the quarter ended June 30, 2005:

Recent Developments

                We have not yet finalized our financial statement close process for the quarter ended June 30, 2005. During the course of this process, we may identify items that would require us to make adjustments to our preliminary operating results described below.

                Based on our preliminary operating results, we currently expect to report total revenue of approximately $56.0 million to $56.8 million for the three months ended June 30, 2005 compared to $39.2 million for the three months ended June 30, 2004. The expected increase in total revenue is primarily attributable to the inclusion of ATI, which was acquired on December 31, 2004. We preliminarily estimate that our operating loss for the three months ended June 30, 2005 will be approximately $3.5 million to $4.0 million compared to an operating loss of $0.6 million for the three months ended June 30, 2004. The expected increase in operating loss is primarily attributable to the compensation expense and one time settlement payment described below.

                In preparation for this offering, our board of directors assessed its prior contemporaneous determinations of fair value for stock option grants made since May 2004 and made adjustments to these prior determinations of fair value. As a result of these retrospective adjustments to fair value, we expect to recognize compensation expense associated with such stock option grants of approximately $87,500 in the second quarter 2005 and approximately $59,200 for each subsequent quarter through the first quarter of 2007. Thereafter, through the first quarter of 2009, at which point all these options are fully vested, we expect to recognize quarterly compensation expense of approximately $40,500.

                In June 2005, we settled our pending litigation with Global Crossing Bandwidth Inc. In the suit, Global Crossing alleged that we owed approximately $8.4 million in unpaid pre-subscribed inter-exchange carrier charges (PICC) and further sought a declaratory ruling that it could terminate our Carrier Services Agreement with Global Crossing. We entered into a settlement agreement as of June 21, 2005 pursuant to which we released each other from all claims related to the PICC dispute and amended our Carrier Services Agreement. Pursuant to the settlement agreement, we will pay Global Crossing $5.0 million and Global Crossing will credit our future bills for approximately $0.5 million over the next six months.

                As a result of the foregoing stock compensation expense and settlement, among other things, we expect decreases in both net current assets and stockholders’ equity for the three months ended June 30, 2005 compared to the three months ended June 30, 2004.

                The foregoing estimates constitute forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including those described under “Risk Factors” in this prospectus. We cannot assure you that our final results for the three months ended June 30, 2005 will be consistent with the foregoing estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCHELON TELECOM, INC.

	By:	/s/ GEOFFREY M. BOYD
Geoffrey M. Boyd
Chief Financial Officer
Date: July 20, 2005